EXHIBIT 99.1

                             Salisbury Bancorp, Inc.

                   Annual Shareholders Meeting, April 27, 2005

                  Excerpt of Chief Executive Officer's Remarks


2004 was a year dominated by pre-merger planning, data processing conversions and merger execution.

On November 18, 2003 we reported the Company's execution of a definitive agreement to acquire Canaan National Bancorp, Inc. and its subsidiary, the Canaan National Bank. With careful planning and a lot of hard work, the acquisition was completed on September 10, 2004. Following the merger, our Balance Sheet showed assets in excess of $400 million, deposits in excess of $300 million, and loans in excess of $200 million. All of Canaan's employees were given the opportunity to continue their employment with Salisbury Bank and Trust Company and most of them did, enhancing the Bank's most important asset, its human resources.

When we began merger discussions, one of the things that intrigued us about the combination was the quality of CNB's human resource team. Reviewing job descriptions and looking at the strengths of each individual, we realized that if we executed our strategy successfully, we could realign our team to increase efficiencies and provide broad experience and depth to the operating areas throughout our Bank. We are pleased to report to you today that we are meeting expectations in that arena.

During the first three quarters of 2004, we were preparing to transition our data processing and technology systems to Jack Henry & Associates Inc., a well respected technology provider for the financial industry. Our management team's due diligence process identified this company as the data processing partner of choice, and we have successfully completed full conversion to their SILVERLAKE system. We are confident that this relationship will continue to increase efficiencies and enhance customer service as our Bank grows.

You have all had an opportunity to read the annual report so I will not infringe on your time today by telling you in the way of review, what you already know. Instead, I will give you some additional information and a few perspectives that I hope you will find interesting.

We are very pleased to report the fact that 2004 was the tenth consecutive year that net income increased over the previous year. This was a significant achievement, due to the absorption of data procession conversion costs and merger related expenses.

One of our strategic initiatives for 2005 is to increase our loan footings with quality loans providing reasonable returns. During 2004, we originated and closed 1104 loans totaling a little over $77 million dollars. We are particularly interested in higher margin commercial loans and we were able to close $24 million dollars worth of those loans during the year. Our Mortgage


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Makers  team,  which  originates  residential  mortgages,  was  responsible  for generating nearly $50 million dollars of production to 276 different customers.

Another of our strategic initiatives is to expand and enhance our wealth management and trust services. During the year, we opened 98 new fiduciary relationships in the Trust Department for nearly 25 million in new business and Trust income increased a little over 11 percent to $1,411,000. An objective for the team is to increase their visibility at our 100 Main Street, Canaan location and one of our trust officers will be physically at that location each week to handle business and be available to the community. We recognize that there are significant opportunities in Canaan and the surrounding communities of Norfolk, Colebrook, Ashley Falls, Mill River, Sandisfield and South Egremont. The Canaan office, in concert with our retail offices in South Egremont and Sheffield should provide a hub for new business activity as we reach further to expand our services and explore opportunities. We know that it will take a team effort, as we will have to earn the respect of potential new customers and reach out to them if we are to be successful.

The Canaan acquisition increases our opportunities for each of these initiatives as we carefully expand our market area within Litchfield County, lower Berkshire County, Massachusetts and Columbia County, New York. I'm reminded of the U.S. Marines in which the recruiter says the Marines are looking for "a few good men." We are looking for quality customers and are very aware of our risk tolerance. We are cautious, as we look for a true relationship with long range implications with each of our customers. We realize that we cannot be all things to all people, but we know what we do well, and we intend to capitalize on our strengths. We also realize that while we want to be a leader in the communities that we serve, we must make a profit from our services and provide an attractive return to our shareholders.

A new objective this year is to develop a marketing program which we envision will lead to more customers and additional profitability. We hope to get the Bank and Trust Department firmly established in our expanded market area. To that end, we have budgeted significant dollars to launch a comprehensive marketing program which will include newspaper, magazine, radio and direct mail advertising. We rolled out the marketing program in early March to coincide with the opening of our new office in Sheffield, Massachusetts. We've developed the tag line "WE'RE SOMETHING ELSE."

We have even ventured into something radical for us, billboard advertising. Our first billboard can be viewed on Route 7 north near the Canaan State Police Barracks.

We have stepped up our efforts with a formalized customer calling program to visit existing customers, potential new customers and prospective business. A key part of this program is to meet with existing business partners to reemphasize our relationship approach to meeting their financial needs and expectations. The next step is to ask for their assistance for appropriate referrals of prospective customers.

While planning my remarks this year, I made a note to myself to inform the meeting about our ATM locations. Most of you are probably aware that we have these cash dispensing machines at our six retail offices located in Lakeville, Salisbury, Sharon, Canaan, Connecticut, South Egremont, and Sheffield,
Massachusetts.  However,  some  of you  may not  know  that  we have  additional

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machines located at Geer Village,  the Hotchkiss School, and the Sharon Hospital
for the convenience of our customers and non-customers alike.

We are off to a very good start in 2005 and the Bank's first quarter earnings of $1,341,929 or eighty cents per share represents [our best quarter in history]. As a result of the Company's first quarter performance, the Board of Directors voted to increase the dividend to $.25 per share. Our strategic plan continues to seek ways to create value for Salisbury Bank's customers and the shareholders of Salisbury Bancorp, Inc.

I would like to take this opportunity to thank the employees and officers of the Bank for their enthusiasm, dedication, and focus in the Bank's behalf. Together with the Board of Directors and the SBT Advisory Board, we will continue to execute our strategic plan, respect each other, have fun, and be the leading community bank in the Tri-State Area.

Special thanks to the Board of Directors for challenging the Management team to be the best that they can be.

And thank you shareholders for your confidence in the Company.